                             STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT dated as of June 4, 1999 (this "AGREEMENT") is by and among QUIDEL CORPORATION, a Delaware corporation ("PARENT"), METRA BIOSYSTEMS, INC., a California corporation, ("COMPANY"), and MBS ACQUISITION CORPORATION, a Delaware corporation and wholly-owned subsidiary of Parent ("PURCHASER").

                                    RECITALS

     WHEREAS, simultaneously herewith Parent, Company and Purchaser are entering into an Agreement and Plan of Merger (the "MERGER AGREEMENT") pursuant to which
(i) Parent shall cause Purchaser to make and Purchaser shall make a tender offer (the "OFFER") to purchase for cash any and all of the issued and outstanding shares of Company common stock (including the Company Rights (as defined in the Merger Agreement) attached thereto, the "SHARES") and (ii) Purchaser will thereafter be merged with and into Company (the "MERGER"), with Company remaining as the surviving corporation (all capitalized terms not otherwise defined herein having the meaning ascribed to them in the Merger Agreement);

     Whereas, Parent and Purchaser have required as a condition to entering into the Merger Agreement that Company grant Parent an option to purchase shares of common stock, $0.001 par value per share, of Company (the "COMMON STOCK") on the terms set forth herein to facilitate consummation of the Merger, and, in order to induce Parent and Purchaser to enter into the Merger Agreement, Company has agreed to this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the covenants contained herein and in the Merger Agreement, and intending to be legally bound hereby, Parent, Company and Purchaser hereby agree as follows:

     1. GRANT OF OPTION. Company hereby grants to Purchaser an irrevocable option (the "OPTION") to purchase, at a price of $1.78 per share (the "PURCHASE PRICE"), such number of shares (but in no event more than the number of authorized shares of Common Stock available for issuance), which, together with the shares of Common Stock beneficially owned together by Parent or Purchaser or their respective assignees immediately following consummation of the Offer, would result in Parent or Purchaser or their respective assignees together beneficially owning 100 shares more than 90% of the shares of Common Stock to be outstanding following the exercise of this Option (the "OPTION SHARES").

     2. EXERCISE OF THE OPTION; TERM. Subject to paragraph 3 and provided that neither Purchaser nor Parent has breached any of their respective material obligations under the Merger Agreement, Purchaser may exercise the Option, in whole but not in part, (but only if as the result of such exercise in full Parent or Purchaser or their respective assignees together would own at least 90% of the outstanding shares of Common Stock), at any time prior to the expiration of the Option (as set forth below), by written notice to Company specifying the number of Option Shares to be purchased, the method used to calculate such number, the manner of payment for such Option Shares, and a date for the closing not later than five business days nor earlier than two business days from the date of such notice (the "CLOSING"), provided however that the Closing shall occur concurrently with the consummation of the Offer. The Option shall expire unless exercised prior to the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement or the termination or expiration of the Offer without the purchase of Shares pursuant thereto for any reason, or (c) the date on which Purchaser waives the Minimum Condition and accepts for payment the Revised Minimum Number of Shares. The Closing shall take place at the offices of Gibson, Dunn & Crutcher LLP, Irvine, California, unless another place is agreed to in writing by the parties hereto.

     3. CONDITION TO EXERCISE OF OPTION. Purchaser (or its designee) may exercise the Option only if the number of shares of Common Stock tendered and not withdrawn pursuant to the Offer together with the shares of Common Stock owned by Parent or Purchaser or their respective assignee shall together own not more than 90% of the shares of Common Stock outstanding.

     4.  PAYMENT OF PURCHASE PRICE AND DELIVERY OF CERTIFICATES. At the Closing,
(a) against delivery of the Option Shares, Purchaser shall pay to Company the aggregate purchase price for the Option Shares at such Closing by delivery to Company of a certified, cashier's or bank check payable to the order of Company, or by wire transfer of federal funds to an account designated by Company, in an amount equal to the number of Option Shares issued multiplied by $0.001 to an account designated in writing by Company, and a promissory note (adequately secured by collateral other than the Shares acquired) for the balance of the Purchase Price bearing interest at the prime rate charged by Bank of America on the date of exercise of the Option, which promissory note shall be due and payable upon demand but not less than ten days following the issuance thereof and (b) Company shall deliver to Purchaser a certificate or certificates representing the Option Shares, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, in the denominations and in the name designated by Purchaser in its notice of exercise. At the Closing, Purchaser (or its assignee) shall deliver a letter representing that the Option Shares are being purchased for its own account and are being acquired by it pursuant to this Agreement for investment and not with a view to any distribution thereof, and agreeing that such person will not offer to sell or otherwise dispose of any such shares so acquired in violation of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and a legend to such effect shall be noted on such Option Shares.

     5. REPRESENTATIONS AND WARRANTIES OF COMPANY. Company hereby represents and warrants to Parent and Purchaser as follows:

         5.1 DUE AUTHORIZATION. This Agreement has been duly authorized by all necessary corporate action on the part of Company and has been duly executed by a duly authorized officer of Company and is a valid and binding obligation of Company. All Option Shares when issued will be duly and validly issued, fully paid and non-assessable.

         5.2 DUE ORGANIZATION. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has the requisite corporate power to enter into and perform this Agreement.

         5.3 AUTHORIZED SHARES. Except for any filings required to be made with any governmental authority, which Company agrees to promptly make, Company has taken all necessary corporate action to authorize and reserve for issuance all of the Option Shares and will take all necessary corporate action to authorize and reserve for issuance all additional Shares which may be issued upon exercise of the Option.

    6. REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER. Parent and Purchaser hereby represent and warrant to Company as follows:

         6.1 DUE AUTHORIZATION. This Agreement has been duly authorized by all necessary corporate action on the part of Parent and Purchaser and has been duly executed by a duly authorized officer of both Parent and Purchaser.

         6.2 DUE ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to enter into and perform this Agreement. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power to enter into and perform this Agreement.

         6.3 PURCHASE NOT FOR DISTRIBUTION. Purchaser is acquiring the Option, and Purchaser or its assignee will acquire the Option Shares, for its own account and not with a view to or for sale in connection with any distribution thereof, and Purchaser will not sell or otherwise dispose of any Option Shares except in compliance with the Securities Act and the rules and regulations thereunder.

    7. ANTI-DILUTION. In the event of any change in Company Common Stock by reason of any stock dividends, split-ups, recapitalizations, combinations, exchanges or shares or the like, the number of shares of Company Common Stock subject to the Option and the purchase price per Option Share shall be adjusted appropriately.

    8. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and will be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) addressed to the respective party at the addresses contained in SECTION 9.4 of the Merger Agreement.

    9.   FEES AND EXPENSES. Except as otherwise provided herein or in SECTION
7.3 of the Merger Agreement, all costs, fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such expenses; provided, that if any legal action is instituted to enforce or interpret the terms of this Agreement, the prevailing party in such action shall be entitled, in addition to any other relief to which the party is entitled; to reimbursement of its actual attorneys fees.

    10. MISCELLANEOUS. This Agreement: (a) shall be governed by and construed in accordance with the law of the State of California; (b) may not be assigned without the prior written consent of Company, other than to a corporation which is the assignee of the Purchaser's rights and obligations pursuant to SECTION 9.2 of the Merger Agreement; and (c) may be executed in two or more counterparts which together shall constitute a single agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                                   QUIDEL CORPORATION

                                   By: /s/ Andre de Bruin
                                       -----------------------------------------
                                   Name:   Andre de Bruin
                                         ---------------------------------------
                                   Title:  President and Chief Executive Officer
                                          --------------------------------------


                                   METRA BIOSYSTEMS, INC.

                                   By: /s/ George W. Dunbar, Jr.
                                       -----------------------------------------
                                   Name:   George W. Dunbar, Jr.
                                         ---------------------------------------
                                   Title:  President and Chief Executive Officer
                                          --------------------------------------


                                   MBS ACQUISITION CORPORATION

                                   By: /s/ Andre de Bruin
                                       -----------------------------------------
                                   Name:   Andre de Bruin
                                         ---------------------------------------
                                   Title:  President
                                          --------------------------------------